Exhibit (a)(iii) under Form N-1A
                                           Exhibit 3(i) under Item 601/ Reg. S-K



          Amendment No. 1 to the Agreement and Declaration of Trust of
                          Golden Oak(R) Family of Funds



     Article VII of the Declaration of Trust is hereby amended to add Section 9 as follows:

     Section 9. Derivative  Actions.  Subject to the  requirements  set forth in
     Section 3816 of the DBTA, a Shareholder or Shareholders may bring a derivative action on behalf of the Trust only if the Shareholder or Shareholders first make a pre-suit demand upon the Board of Trustees to bring the subject action unless an effort to cause the Board of Trustees to bring such action is excused. A demand on the Board of Trustees shall only be excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, has a material personal financial interest in the action at issue. A Trustee shall not be deemed to have a material personal financial interest in an action or otherwise be disqualified from ruling on a Shareholder demand by virtue of the fact that such Trustee receives remuneration from his service on the Board of Trustees of the Trust or on the boards of one or more investment companies with the same or an affiliated investment advisor or underwriter.


     In Witness Whereof, the Trustees named below, being all of the Trustees of the Trust, do hereby execute this Amendment No. 1 on this 22nd day of May, 2002.



/s/ John F. Donahue                 /s/ Thomas G Bigley
John F. Donahue                     Thomas G. Bigley


/s/ John T. Conroy, Jr.             /s/ Nicholas P. Constantakis
John T. Conroy, Jr.                 Nicholas P. Constantakis


/s/ John F. Cunningham              /s/ J. Christopher Donahue
John F. Cunningham                  J. Christopher Donahue


/s/ Lawrence D. Ellis, M.D.         /s/ Peter E. Madden
Lawrence D. Ellis, M.D.             Peter E. Madden


/s/ Charles F. Mansfield, Jr.       /s/ John E. Murray, Jr.
Charles F. Mansfield, Jr.           John E. Murray, Jr.


/s/ Marjorie P. Smuts               /s/ John S. Walsh
Marjorie P. Smuts                   John S. Walsh